Exhibit 99.1

News Release

Ameriprise Financial Supports Clients Holding
Investments in The Reserve’s Primary Fund

MINNEAPOLIS — September 24, 2008 — Ameriprise Financial, Inc. (NYSE: AMP) today announced that it will commit up to $33 million to protect clients who have invested in The Primary Fund, a money market mutual fund managed by Reserve Management Co.

The Reserve reported a net asset value (NAV) for The Primary Fund of $0.97 per share on September 16, 2008. Ameriprise Financial will provide up to $33 million of its own capital to mitigate client losses up to 3 cents per share should clients receive less than $1.00 per share when the fund is liquidated. Ameriprise Financial is taking this extraordinary action in recognition of the unprecedented nature of this event and the prospect that this situation will not be covered by the proposed U.S. Treasury money market guarantee program.

The Primary Fund became the first major money market mutual fund ever to “break the buck,” or record a NAV below $1.00 per share, on Tuesday, September 16, 2008. Since then, assets held by individual investors across the nation—including many clients of Ameriprise Financial—have been inaccessible.

Ameriprise Financial has taken a number of steps to provide comfort for its clients. We are continuing an active dialogue with regulators and legislators, as well as actions in federal court, to secure an equitable and expeditious liquidation of the fund. In the meantime, Ameriprise Financial is also leveraging its strong financial position to provide clients with the liquidity they need to fund their routine expenses.

“The unprecedented situation with The Reserve has caused significant anxiety and hardship for individual investors,” said Chairman and CEO Jim Cracchiolo. “Ameriprise Financial has taken a number of extraordinary actions on our clients’ behalf. With this additional action, we are addressing losses incurred through an investment option that has for decades provided an unquestioned safe haven for consumers’ cash.

“The next step in this process requires the urgent attention of regulators and legislators: They need to expedite the liquidation of the Reserve funds in a fair and equitable manner for all shareholders so that millions of American investors can get their money back.”

Ameriprise Financial expects this commitment to have an impact of approximately 10 cents per share on its third quarter earnings.

About Ameriprise Financial

Ameriprise Financial, Inc. is a diversified financial services company serving the comprehensive financial planning needs of the mass affluent and affluent.

For more information, visit ameriprise.com.

Ameriprise Financial

Media Relations:

Ben Pratt

612.678.5881

benjamin.j.pratt@ampf.com